****************************** NOTICE OF GRANT AWARD ****************************
SMALL BUSINESS INNOVATION RESEARCH PROG   Issue Date:11/22/2005

Department of Health and Human Services
National Institutes of Health
NATIONAL INSTITUTE OF MENTAL HEALTH
****
Grant Number: 3 R43 MH071958-01A2S1
Principal Investigator: JOHE, KARL K PHD
Project Title: Novel Neurogenic Agents as Depression Therapeutics

CHIEF SCIENTIFIC OFFICER
NEURALSTEM INC
9700 GREAT SENECA HWY, S240
ROCKVILLE, MD 20850
UNITED STATES

Budget Period: 09/30/2005 - 08/31/2006
Project Period: 09/30/2005 - 08/31/2007

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $41,845(see ''Award Calculation'' in Section I) to NEURALSTEM, INC. in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 42 CFR PART 52 15 USC 638 and is subject to terms and conditions referenced below.
Acceptance of this award including the Terms and Conditions is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Award recipients are responsible for reporting inventions derived or reduced to practice in the performance of work under this grant. Rights to inventions vest with the grantee organization provided certain requirements are met and there is acknowledgement of NIH support. In addition, recipients must ensure that patent and license activities are consistent with their responsibility to make unique research resources developed under this award available to the scientific community, in accordance with NIH policy. For additional information, please visit http://www.iedison.gov.

If you have any questions about this award, please contact the individual(s) referenced in the information below.

Sincerely yours,

Rebecca D. Claycamp
Grants Management Officer
NATIONAL INSTITUTE OF MENTAL HEALTH

See additional information below

SECTION I - AWARD DATA - 3 R43 MH071958-01A2S1

AWARD CALCULATION (U.S. Dollars):

Salaries and Wages	$21,845
Supplies	$20,000
Federal Direct Costs	$41,845
APPROVED BUDGET	$41,845
TOTAL FEDERAL AWARD AMOUNT	$41,845

FISCAL INFORMATION:
CFDA Number: 93.242
EIN: 1522007292A1
Document Number: RMH071958A

IC/ CAN / FY2006
MH/8465324/ 41,845

NIH ADMINISTRATIVE DATA:
PCC: 9A-ASBZ / OC: 41.4C /Processed: CLAYCAMPR 051121 1013

SECTION II - PAYMENT/HOTLINE INFORMATION - 3 R43 MH071958-01A2S1

For Payment and HHS Office of Inspector General Hotline Information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III - TERMS AND CONDITIONS - 3 R43 MH071958-01A2S1

This award is based on the application submitted to, and as approved by, the NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a. The grant program legislation and program regulation cited in this Notice of Grant Award.
b. The restrictions on the expenditure of federal funds in appropriations acts, to the extent those restrictions are pertinent to the award.
c. 45 CFR Part 74 or 45 CFR Part 92 as applicable.
d. The NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
e. This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(see NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

An unobligated balance may be carried over into the next budget period